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Exhibit 10.2

EXECUTED DOCUMENT

PURCHASE AGREEMENT

Dated as of May 30, 2008

by and between

VERTEX PHARMACEUTICALS INCORPORATED

and

FOSAMPRENAVIR ROYALTY, L.P.

i

ii

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	—	Form of Bill of Sale
Exhibit B	—	Form of Legal Opinion of Vertex's Counsel
Exhibit C	—	Form of GSK Direction
Exhibit D	—	Form of GSK/Pfizer Instruction
SCHEDULES
Schedule 3.10(a)	—	Patent Rights
Schedule 3.10(d)	—	Patent Rights—Interference, Opposition, Invalidity or Nullity Proceedings
Schedule 3.10(f)	—	Patent Rights—Infringement
Schedule 3.11(b)	—	Fosamprenavir Regulatory Approvals
Schedule 3.13(e)	—	Waiver of Rights or Defaults under the License Agreement or the Pfizer Agreement

iii

PURCHASE AGREEMENT

        PURCHASE AGREEMENT (this "Agreement") is made and entered into as of May 30, 2008 by and between Vertex Pharmaceuticals Incorporated, a Massachusetts corporation ("Vertex"), and Fosamprenavir Royalty, L.P., a Delaware limited partnership (the "Purchaser").

        WHEREAS, Vertex has the right to receive royalties based on Net Sales of the Products in the Territory under the License Agreement; and

        WHEREAS, Vertex wishes to sell, assign, convey and transfer to the Purchaser, and the Purchaser wishes to purchase, acquire and accept from Vertex, the Purchased Interest, upon and subject to the terms and conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties set forth herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

  Section 1.01.    Definitions.

        The following terms, as used herein, shall have the following meanings:

        "Adverse Effect" shall have the meaning set forth in Section 3.07.

        "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another Person. For purposes of this definition, "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "Agreement" shall have the meaning set forth in the preamble.

        "Bankruptcy Event" shall mean the occurrence of any of the following:

            (i)  Vertex or any of its Subsidiaries shall commence any case, proceeding or other action (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, relief of debtors or the like, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any portion of its assets, or Vertex or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or

           (ii)  there shall be commenced against Vertex or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which remains undismissed, undischarged or unbonded for a period of ninety (90) calendar days; or

          (iii)  there shall be commenced against Vertex or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against (a) all or any substantial portion of its assets and/or (b) the Royalties, which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within forty-five (45) calendar days from the entry thereof; or

          (iv)  Vertex or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above.

        "Bill of Sale" shall mean the Bill of Sale pursuant to which Vertex shall sell, assign, transfer and convey to the Purchaser all of its rights, title and interests in and to the Purchased Interest purchased, acquired and accepted hereunder, which Bill of Sale shall be substantially in the form of Exhibit A.

        "Business Day" shall mean any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York or The Commonwealth of Massachusetts, or any day

on which banking institutions located in the State of New York or The Commonwealth of Massachusetts are authorized or required by law or other governmental action to close.

        "Closing" shall have the meaning set forth in Section 6.01.

        "Closing Date" shall have the meaning set forth in Section 6.01.

        "Confidential Information" shall mean, as it relates to Vertex and its Affiliates, the Products and the Patent Rights, all information (whether written or oral, or in electronic or other form) furnished after the date of this Agreement concerning, or relating in any way, directly or indirectly, to the Purchased Interest or the Royalties, including, without limitation, (i) any license, sublicense, assignment, product development, royalty, sale, supply or other agreements (including, without limitation, the License Agreement and the Pfizer Agreement) involving or relating in any way, directly or indirectly, to the Purchased Interest, the Royalties or the intellectual property, compounds or Products giving rise to the Purchased Interest, and including all terms and conditions thereof and the identities of the parties thereto, (ii) any reports, data, materials or other documents of any kind relating in any way, directly or indirectly, to Vertex, the Purchased Interest, the Royalties or the intellectual property, compounds or products giving rise to the Purchased Interest, and including reports, data, materials or other documents of any kind delivered pursuant to or under any of the agreements referred to in clause (i), and (iii) any inventions, devices, improvements, formulations, discoveries, compositions, ingredients, patents, patent applications, know-how, processes, trial results, research, developments or any other intellectual property, trade secrets or information involving or relating in any way, directly or indirectly, to the Purchased Interest or the compounds or products giving rise to the Purchased Interest. Notwithstanding the foregoing definition, Confidential Information shall not include information that is (i) already in the public domain at the time the information is disclosed, (ii) lawfully obtainable from other sources, (iii) required to be disclosed in any document to be filed with any Governmental Authority or (iv) required to be disclosed by court or administrative order or under securities laws, rules and regulations applicable to Vertex or the Purchaser or their respective Affiliates, as the case may be, or pursuant to the rules and regulations of any stock exchange or stock market on which securities of Vertex or the Purchaser or their respective Affiliates may be listed for trading.

        "Defaulting Party" shall have the meaning set forth in Section 5.06(d).

        "Discrepancy" shall have the meaning set forth in Section 2.02(b).

        "Dispute" or "Disputes" shall have the meaning set forth in Section 3.10(e).

        "EMEA" shall mean the European Medicines Agency, or any successor agency.

        "Excluded Liabilities and Obligations" shall have the meaning set forth in Section 2.04.

        "FDA" shall mean the United States Food and Drug Administration and any successor agency thereto.

        "Field" shall have the meaning set forth in the License Agreement.

        "Governmental Authority" shall mean any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state or local (domestic or foreign), including each Patent Office, the FDA, the EMEA and any other government authority in any country.

        "GSK" shall mean SmithKline Beecham Corporation (an Affiliate of GlaxoSmithKline plc), a North Carolina corporation, including its successors, assigns and Affiliates.

        "GSK Direction" shall have the meaning set forth in Section 6.02(h).

        "GSK/Pfizer Instruction" shall have the meaning set forth in Section 6.02(h).

        "Indenture" shall mean the Indenture, dated as of May 30, 2008, by and between the Purchaser and U.S. Bank National Association, as initial Trustee of the Notes described therein.

        "Information Memorandum" shall mean the Confidential Information Memorandum of Vertex dated May 29, 2008.

        "Knowledge" shall mean, with respect to Vertex, the knowledge of any of the following officers or employees of Vertex: the Chief Executive Officer; the Chief Medical Officer; the General Counsel; the Chief Scientific Officer; the Chief Financial Officer; the Chief Commercial Officer; the Chief Patent Counsel; the Vice President and Corporate Controller; the Vice President, Business and Corporate; the Deputy General Counsel; and the Assistant Chief Patent Counsel. An individual will be deemed to have "knowledge" of a particular fact or other matter if (i) such individual has or at any time had actual knowledge of such fact or other matter or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably diligent review concerning the existence thereof with each employee of Vertex or any of its Subsidiaries who, at the date of this Agreement, reports directly to such individual and who (x) has responsibilities or (y) would reasonably be expected to have actual knowledge of circumstances or other information, in each case, that would reasonably be expected to be pertinent to such fact or other matter. Notwithstanding anything in this definition to the contrary, Vertex will be deemed to have knowledge of any fact or matter of which it has received written notice (whether in hard copy, digital or electronic format).

        "License Agreement" shall mean the HIV Protease Program License Agreement between Vertex and Burroughs Wellcome Co. (now GSK) effective December 16, 1993, as amended by a written amendment executed by Vertex and GSK effective as of October 21, 2003, together with (i) the Side Agreement and (ii) except as otherwise expressly set forth herein, any new, substitute or amended agreement relating to the Licensed Products, the Patent Rights or other intellectual property rights of Vertex relating to the Licensed Products; provided, however, that solely for purposes of definitions in this Agreement which are incorporated by reference from the License Agreement, references to the License Agreement shall refer to the License Agreement as in effect on the date hereof. The term "License Agreement" shall include all rights that arise therefrom and relate thereto.

        "Licensed Product" shall have the meaning set forth in the License Agreement.

        "Lien" shall mean any lien, hypothecation, charge, instrument, license, preference, priority, security agreement, security interest, mortgage, option, privilege, pledge, liability, covenant or order, or any encumbrance, right or claim of any other Person of any kind whatsoever whether choate or inchoate, filed or unfiled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown; provided, however, that this term shall not include (i) the licenses granted by Vertex to GSK and by GSK to Vertex pursuant to the License Agreement, as in existence on the date hereof, and (ii) the license granted by Monsanto Company and G.D. Searle & Co. (collectively, now Pfizer) to each of Vertex and GSK pursuant to the Pfizer Agreement, as in effect on the date hereof.

        "Losses" shall mean, collectively, any and all claims, damages, losses, judgments, liabilities, costs and expenses (including reasonable expenses of investigation and reasonable attorneys' fees and expenses), excluding punitive damages, except to the extent punitive damages are paid to a third party.

        "Material Adverse Effect" shall mean a material adverse effect on (i) the legality, validity or enforceability of any of the Transaction Documents, the License Agreement, the Pfizer Agreement or the back-up security interest granted pursuant to Section 2.01(d); (ii) the right or ability of Vertex (or any permitted assignee) to perform any of its obligations under any of the Transaction Documents, the License Agreement, the Pfizer Agreement or the Side Agreement or to consummate the transactions contemplated hereunder or thereunder; (iii) the rights or remedies of the Purchaser under any of the

Transaction Documents; (iv) the right or ability of the Purchaser to receive any Royalties or the timing, amount or duration of such Royalties; (v) the Purchased Interest; or (vi) the Patent Rights.

        "Net Sales" shall have the meaning set forth in the License Agreement.

        "New Arrangement" shall have the meaning set forth in Section 5.07(a).

        "Patent Office" shall mean the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Patent Rights.

        "Patent Rights" shall mean the patents and patent applications licensed by Vertex to GSK under the License Agreement that generically or specifically claim and cover a Product or that are otherwise necessary or useful in the manufacture, use, sale or importation of a Product.

        "Permitted Amendment" shall mean any amendment or amendments to the License Agreement which only (i) deletes all or a part of Section 13.16 therefrom, and/or (ii) excludes from the coverage of the License Agreement and the license rights under the granting clause thereof (a) products that do not constitute Products, and (b) any intellectual property that is neither necessary nor useful in connection with the manufacture, marketing, use, sale or importation of a Product.

        "Permitted Set-off " shall mean any Set-off expressly permitted under Section 5.3.5 of the License Agreement or paragraph five of the Side Agreement.

        "Person" shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, but not including a Governmental Authority.

        "Pfizer" shall mean Pfizer, Inc., a Delaware corporation, and its successors and assigns.

        "Pfizer Account" shall have the meaning set forth in Section 5.05(h).

        "Pfizer Agreement" shall mean the License Agreement among Vertex, Glaxo Wellcome, Inc. (now GSK), Monsanto Company and G.D. Searle & Co. (collectively, now Pfizer) dated as of June 28, 1996, as in effect on the date of this Agreement.

        "Pfizer Party" or "Pfizer Parties" shall mean Monsanto Company and G.D. Searle & Co. (collectively, now Pfizer), and their respective Affiliates.

        "Products" shall mean amprenavir and fosamprenavir.

        "Purchased Interest" shall mean, collectively, (i) an undivided 100% interest in the right to receive all of the Royalties and (ii) to the extent transferable or assignable by Vertex, without the consent of GSK, pursuant to the terms of the License Agreement, as in existence on the date hereof, (A) the right to sue third parties for actual or threatened infringement of the Patent Rights, (B) the right to transfer or assign entitlement to the Royalties to third parties and (C) the right to disapprove of an assignment of the License Agreement by GSK.

        "Purchase Price" shall have the meaning set forth in Section 2.03.

        "Purchaser" shall have the meaning set forth in the preamble.

        "Purchaser Account" shall have the meaning set forth in Section 5.05(c).

        "Purchaser Indemnified Party" shall have the meaning set forth in Section 8.05(a).

        "Regulatory Agency" shall mean a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals in any country or other regulation of pharmaceuticals.

        "Regulatory Approvals" shall mean, collectively, all regulatory approvals, registrations, certificates, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier) pursuant to which the Products may be marketed, sold and distributed in a jurisdiction, issued by the appropriate Regulatory Agency.

        "Royalty" or "Royalties" shall mean (i) all amounts due or paid to Vertex or any of its Affiliates as a result of the sale of any and all Products in the Territory, and attributable to the period commencing on the Royalties Commencement Date (after payment of all amounts owing to Pfizer pursuant to the Pfizer Agreement in accordance with the GSK/Pfizer Instruction), including, without limitation, all amounts due or paid to Vertex or any of its Affiliates in lieu thereof and all payments due or paid to Vertex or any of its Affiliates under Section 5.3 (whether based upon sales of the Products in the Territory or otherwise), Section 5.5 and Section 5.6 of the License Agreement, in any case, with respect to the period commencing on the Royalties Commencement Date; (ii) all indemnity payments, recoveries, damages or award or settlement amounts paid to Vertex or any of its Affiliates by any third party and arising out of or relating to the Patent Rights or the Vertex Technical Information in the Field or as a result of a breach by any Person of the License Agreement, the Pfizer Agreement or the Side Letter with respect thereto, including pursuant to Section 5.06(c), (d) or (e); (iii) all amounts paid or payable to Vertex or any of its Affiliates by one or more third party licensees or sublicensees under any New Arrangement; (iv) all other amounts paid by GSK, any Pfizer Party, any Sublicensee or any other Person arising out of or related to or resulting from the Patent Rights; (v) all accounts (as defined under the New York Uniform Commercial Code) evidencing the rights to the payments and amounts described herein; and (vi) all proceeds (as defined under the New York Uniform Commercial Code) of any of the foregoing. Notwithstanding the foregoing, "Royalty" or "Royalties" shall not include (i) expense reimbursements under Section 8.2 of the License Agreement; (ii) product liability indemnity payments made under Section 12.2(i) of the License Agreement or (iii) any Permitted Set-off, solely to the extent that such Permitted Set-off arises out of or relates to any events occurring or actions taken after the Royalties Commencement Date.

        "Royalties Commencement Date" shall mean April 1, 2008.

        "Section 5.4 Report" shall have the meaning set forth in Section 5.03.

        "Set-off " shall mean any set-off, rescission, counterclaim, reduction, deduction or defense.

        "Side Agreement" shall mean the letter agreement, entitled "Re: Settlement of G.D. Searle & Co. Matter, and Revisions to the License Agreement (as hereinafter defined)", between Vertex and GSK, dated June 28, 1996.

        "Sublicensee" shall mean any sublicensee of GSK under the License Agreement.

        "Subsidiary" or "Subsidiaries" shall mean with respect to any Person (i) any corporation of which the outstanding capital stock having at least a majority of votes entitled to be cast in the election of directors (or, if there are no such voting interests, 50% or more of the equity interests) under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or by another subsidiary of such Person or (ii) any other Person of which at least a majority voting interest (or, if there are no such voting interests, 50% or more of the equity interests) under ordinary circumstances is at the time owned, directly or indirectly, by such Person or by another subsidiary of such Person.

        "Termination Notice" shall have the meaning set forth in Section 5.07(a).

        "Territory" shall have the meaning set forth in the License Agreement.

        "Transaction Documents" shall mean, collectively, this Agreement, the Bill of Sale, the GSK Direction and the GSK/Pfizer Instruction.

        "UCC" shall mean the Uniform Commercial Code as in effect from time to time in The Commonwealth of Massachusetts; provided, however, that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the back-up security interest granted pursuant to Section 2.01(d) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than The Commonwealth of Massachusetts, then "UCC" shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

        "Vertex" shall have the meaning set forth in the preamble and shall, when used with respect to the definitions of Net Sales, Royalty, Royalties, Patent Rights and other similar terms, include its Subsidiaries and joint ventures.

        "Vertex Account" has the meaning set forth in Section 5.05(f).

        "Vertex Indemnified Party" shall have the meaning set forth in Section 8.05(b).

        "Vertex Technical Information" shall have the meaning set forth in the License Agreement.

ARTICLE II
PURCHASE AND SALE OF THE PURCHASED INTEREST

  Section 2.01.    Purchase and Sale.

          (a)   Subject to the terms and conditions of this Agreement, on the Closing Date Vertex shall sell, assign, transfer and convey to the Purchaser and the Purchaser shall purchase, acquire and accept all of Vertex's right, title and interest in and to the Purchased Interest free and clear of any and all Liens, other than those created in favor of the Purchaser by the Transaction Documents.

          (b)   Vertex and the Purchaser intend and agree that the sale, assignment, transfer and conveyance of the Purchased Interest under this Agreement shall be, and is, a true, absolute and irrevocable assignment and sale by Vertex to the Purchaser of the Purchased Interest and that such assignment and sale shall provide the Purchaser with the full benefits of ownership of the Purchased Interest. Neither Vertex nor the Purchaser intends the transactions contemplated hereunder to be, or for any purpose characterized as, a loan from the Purchaser to Vertex. Vertex waives any right to contest or otherwise assert that this Agreement is other than a true, absolute, and irrevocable sale and assignment by Vertex to the Purchaser of the Purchased Interest under applicable law, which waiver shall be enforceable against Vertex in any bankruptcy or insolvency proceeding relating to Vertex.

          (c)   Vertex hereby consents to the Purchaser recording and filing, at the Purchaser's sole cost and expense, financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable) meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary or appropriate to evidence the purchase, acquisition and acceptance by the Purchaser of the Purchased Interest and to perfect the security interest in the Purchased Interest granted by Vertex to the Purchaser pursuant to Section 2.01(d).

          (d)   Notwithstanding that Vertex and the Purchaser expressly intend for the sale, transfer, assignment and conveyance of the Purchased Interest to be a true and absolute sale and assignment, Vertex hereby grants, conveys, pledges and assigns to the Purchaser, as security for its obligations created hereunder in the event that the transfer contemplated by this Agreement is held not to be a sale, a first priority security interest in and to all of Vertex's right, title and interest in, to and under the Purchased Interest.

  Section 2.02.    Entitlement to Payments.

        The Purchaser shall be entitled to receive the following transfers and payments in respect of the Purchased Interest:

          (a)   Vertex agrees that the Purchaser is entitled to the Purchased Interest and may enforce such entitlement directly against GSK pursuant to the License Agreement and, notwithstanding any claim or Set-off which Vertex may have against the Purchaser or which GSK may have against Vertex, Vertex agrees and will use its best efforts to ensure (including taking such actions as the

  Purchaser shall reasonably request) that GSK remits all payments GSK is required to pay to Vertex under the License Agreement with respect to the Purchased Interest directly to the Purchaser (and/or to an assignee of the Purchaser), pursuant to the GSK Direction. The Purchaser acknowledges and agrees that the payments to be made by GSK with respect to the Purchased Interest will not include the amounts required to be paid to Pfizer under the terms of the Pfizer Agreement (or, in lieu thereof, such lesser amounts which shall be required to be paid to Pfizer pursuant to any amendment or supplement thereto or any agreement substituted therefor), which amounts shall be deducted from the amounts payable to Vertex and shall be paid directly to Pfizer pursuant to the GSK/Pfizer Instruction.

          (b)   Except as set forth in Section 2.02(c), for avoidance of doubt, the parties understand and agree that if GSK fails to pay any Royalties when Vertex or the Purchaser reasonably believes such Royalties are due under the License Agreement (each such unpaid amount, a "Discrepancy"), and if such Discrepancy is not the result of a default or breach by Vertex under the License Agreement, then Vertex shall not be obligated to pay to the Purchaser or otherwise compensate or make the Purchaser whole with respect to any such Discrepancy so long as Vertex is in compliance with the provisions of this Agreement; provided, however, that nothing in this Section 2.02 (b) shall limit or affect in any respect the rights of any Purchaser Indemnified Party under Section 8.05.

          (c)   Vertex agrees that it will promptly pay to the Purchaser the amount of any Permitted Set-off by GSK against any Royalties to the extent that such Permitted Set-off arises out of or relates to any period prior to the Royalties Commencement Date or to any events occurring or actions taken prior to the Royalties Commencement Date.

  Section 2.03.    Purchase Price.

        In full consideration for the sale, assignment, transfer and conveyance of the Purchased Interest, and subject to the terms and conditions set forth herein, including the conditions set forth in Article VI, the Purchaser shall pay to Vertex, or its designee, on the Closing Date, the sum of U.S. $160 million, by wire transfer to an account designated in writing by Vertex at least two (2) Business Days prior to the Closing Date (the "Purchase Price").

  Section 2.04.    No Assumed Obligations.

        Notwithstanding any provision in this Agreement or any other writing to the contrary, the Purchaser is purchasing, acquiring and accepting only the Purchased Interest and is not assuming any liability or obligation of Vertex or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether under the License Agreement, the Pfizer Agreement (including any obligation to pay any amounts to, or accept any Set-off (other than a Permitted Set-off) by, any Pfizer Party, GSK or any of its Affiliates), or any Transaction Document or otherwise, except as expressly provided in Section 5.05(d). All such liabilities and obligations shall be retained by and remain obligations and liabilities of Vertex or its Affiliates (the "Excluded Liabilities and Obligations").

  Section 2.05.    Excluded Assets.

        The Purchaser does not, by purchase, acquisition or acceptance of the rights granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of Vertex under the License Agreement or the Pfizer Agreement, other than the Purchased Interest, or any other assets of Vertex.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF VERTEX

        Vertex hereby represents and warrants to the Purchaser as of the date first written above and the Closing Date, the following:

  Section 3.01.    Organization.

        Vertex is a corporation duly incorporated, validly existing and in good standing under the laws of The Commonwealth of Massachusetts, and has all corporate powers and all licenses, authorizations, consents and approvals of all Governmental Authorities required to carry on its business as now conducted and to execute and deliver, and perform its obligations under the Transaction Documents and to exercise its rights and to perform its obligations under the License Agreement. Vertex is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to do so could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. Neither the Purchaser nor any of its partners, members or controlling Persons, is an Affiliate of Vertex or any Subsidiary of Vertex.

  Section 3.02.    Corporate Authorization.

        Vertex has all necessary corporate power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The Transaction Documents have been, or will be, when executed, duly authorized, executed and delivered by Vertex and each Transaction Document constitutes, or will constitute, when executed, the legal, valid and binding obligation of Vertex, enforceable against Vertex in accordance with its respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or general equitable principles.

  Section 3.03.    Governmental and Third Party Authorization.

        The execution and delivery by Vertex of the Transaction Documents, and the performance by Vertex of its obligations and the consummation of any of the transactions contemplated hereunder and thereunder, do not require any consent, approval, license, order, authorization, or declaration from, notice to, action or registration by, or filing with any Governmental Authority or any other Person, except for the filing of proper financing statements under the UCC and the filing of a Current Report on Form 8-K with the Securities and Exchange Commission.

  Section 3.04.    Ownership.

        Vertex is the exclusive owner of the entire right, title (legal and equitable) and interest in and to the Purchased Interest, the Royalties and the Patent Rights, including the right to sue and recover for past and future infringement of the Patent Rights, free and clear of all Liens. Vertex has duly and legally filed or applied for registration for its ownership interest in the patents included in the Patent Rights in the appropriate agencies in the jurisdictions set forth on Schedule 3.10(a), and Vertex is the exclusive "owner of record" of the Patent Rights in each such jurisdiction. Upon the sale, assignment, transfer and conveyance by Vertex of the Purchased Interest to the Purchaser, the Purchaser will acquire good and marketable title to the Purchased Interest free and clear of all Liens, other than Liens in favor of the Purchaser.

  Section 3.05.    Solvency.

        Upon consummation of the transactions contemplated by the Transaction Documents (i) the fair saleable value of Vertex's assets will be greater than the sum of its debts and other obligations,

including contingent liabilities, (ii) the present fair saleable value of Vertex's assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts and other obligations, including contingent liabilities, as they become absolute and matured, (iii) Vertex will be able to realize upon its assets and pay its debts and other obligations, including contingent obligations, as they mature, (iv) Vertex will not have unreasonably small capital with which to engage in its business, and (v) Vertex will not incur, nor does it have present plans or intentions to incur, debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured.

  Section 3.06.    No Litigation.

        Except as otherwise disclosed in the Schedules to Section 3.10 hereof, there is no (i) action, suit, arbitration proceeding, claim, investigation or other proceeding (whether civil, criminal, administrative, investigative, or informal) pending or, to the Knowledge of Vertex, threatened by or against Vertex or any of its Subsidiaries or, to the Knowledge of Vertex, pending or threatened by or against GSK or any of its Sublicensees, at law or in equity, or (ii) inquiry or investigation (whether civil, criminal, administrative, investigative, or informal) by or before a Governmental Authority pending or, to the Knowledge of Vertex, threatened against Vertex or any of its Subsidiaries or, to the Knowledge of Vertex, pending or threatened against GSK or any of its Sublicensees, which, in each case with respect to clause (i) or (ii), (A) if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by any of the Transaction Documents. To the Knowledge of Vertex, and other than with respect to the matters included within Section 3.10, as to which specific representations and warranties have been negotiated (the intent of the parties being that any matter within the scope of Section 3.10 is not to be covered by the representation and warranty made in this sentence), no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, arbitration, claim, investigation, proceeding or inquiry.

  Section 3.07.    Compliance with Laws.

        None of Vertex or any of its Subsidiaries is (i) in violation of, or has violated, or to the Knowledge of Vertex, is under investigation with respect to, or has been threatened to be charged with or been given notice of any violation of, any law, rule, ordinance or regulation of, or any judgment, order, writ, decree, permit or license granted, issued or entered by, any Governmental Authority or (ii) subject to any judgment, order, writ, decree, permit or license granted, issued or entered by any Governmental Authority, in each case, that could reasonably be expected to, individually or in the aggregate, adversely affect, in any respect, (A) the legality, validity or enforceability of any of the Transaction Documents, the License Agreement, the Pfizer Agreement, the Side Agreement or the back-up security interest granted pursuant to Section 2.01(d), (B) the right or ability of Vertex (or any permitted assignee) to perform any of its obligations under any of the Transaction Documents, the License Agreement, the Pfizer Agreement or the Side Letter or to consummate the transactions contemplated hereunder or thereunder, (C) the rights or remedies of the Purchaser under any of the Transaction Documents, (D) the right or ability of the Purchaser to receive any Royalties or the timing, amount or duration of such Royalties, (E) the Purchased Interest or (F) the Patent Rights (an "Adverse Effect"). To the Knowledge of Vertex, and other than with respect to any matters within the scope of Section 3.10 or Section 3.11, as to which specific representations and warranties have been negotiated (the intent of the parties being that any matter within the scope of either Section 3.10 or Section 3.11 is not to be covered by the representation and warranty made in this sentence), no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) may constitute or result in a violation by Vertex or any of its Subsidiaries of, or a failure on the part of Vertex or any of its Subsidiaries to comply with, any such law, rule, ordinance or regulation of, or any judgment, order, writ, decree, permit or license granted, issued or entered by, any Governmental Authority, in each case, that could reasonably be expected to result, individually or in the aggregate, in an Adverse Effect.

  Section 3.08.    No Conflicts.

          (a)   Neither the execution and delivery of any of the Transaction Documents nor the performance or consummation of the transactions contemplated hereby and thereby will: (i) contravene, conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or accelerate the performance provided by, in any respects, (A) any statute, law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which Vertex or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, (B) any contract, agreement, commitment or instrument to which Vertex or any of its Subsidiaries is a party or by which Vertex or any of its Subsidiaries or any of their respective assets or properties is bound or committed, other than the License Agreement, the Pfizer Agreement and the Side Agreement, or (C) any provisions of the certificate of incorporation or by-laws (or other organizational or constitutional documents) of Vertex or any of its Subsidiaries; (ii) give rise to any additional right of termination, cancellation or acceleration of any right or obligation of Vertex or any of its Subsidiaries or any other Person or Governmental Authority; (iii) except as provided in the Transaction Documents, result in the creation or imposition of any Lien on the Patent Rights, the Products, the License Agreement, the Pfizer Agreement, the Side Agreement, the Royalties or the Purchased Interest; or (iv) contravene, conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, give to any other Person the right to terminate (except pursuant to Section 11.2 of the License Agreement), or accelerate the performance provided by, in any respects, any provision of the License Agreement, the Pfizer Agreement or the Side Agreement; provided, however, that, in the case of clause (i)(B), such contravention, conflict, breach, violation, default or acceleration could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

          (b)   Vertex has not granted, nor does there exist, any Lien on the License Agreement, the Pfizer Agreement, the Side Agreement, the Patent Rights or the Purchased Interest. Except for the license granted by Vertex to GSK under the License Agreement, there are no licenses, sublicenses, or other rights under the Patent Rights that have been granted to any other Person or Governmental Authority.

  Section 3.09.    Broker's Fees.

        Vertex has not taken any action that would entitle any Person other than Morgan Stanley & Co. Incorporated (whose fees shall be paid by Vertex) to any commission or broker's fee in connection with the transactions contemplated by the Transaction Documents.

  Section 3.10.    Patent Rights.

          (a)   Schedule 3.10(a) sets forth an accurate and complete list of all Patent Rights. For each of the Patent Rights listed on Schedule 3.10(a), Vertex has indicated (i) the countries in which such patents are pending, allowed, granted or issued, (ii) the patent number, and (iii) the scheduled expiration date of the issued patents.

          (b)   To the Knowledge of Vertex, each issued claim and each claim that has been allowed or granted by the appropriate Patent Office included in the relevant Patent Rights that covers a Licensed Product and generates the Royalties is valid and enforceable.

          (c)   There are no unpaid maintenance or renewal fees payable by Vertex to any third party that currently are overdue for any of the Patent Rights. No Patent Rights have lapsed or been abandoned, cancelled or expired. To the Knowledge of Vertex, each individual associated with the filing and prosecution of the Patent Rights, including the named inventors of the Patent Rights, has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known to be material to the patentability of each of the Patent Rights (including any relevant prior art), in those jurisdictions where such duties exist.

          (d)   Subsequent to the issuance of the Patent Rights, neither Vertex nor, to the Knowledge of Vertex, GSK has filed any disclaimer or made or permitted any other voluntary reduction in the scope of the Patent Rights. No allowable or allowed subject matter of the Patent Rights is subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any third party and have not been the subject of any interference, re-examination or opposition proceedings, except as set forth in Schedule 3.10(d).

          (e)   Except as set forth in Schedule 3.10(d), to the Knowledge of Vertex, there is no pending or threatened opposition, interference, reexamination, injunction, claim, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree, or any other dispute, disagreement, or claim (each, a "Dispute" and collectively, the "Disputes") challenging the legality, validity, enforceability or ownership of any of the Patent Rights or which could give rise to a credit against the payments due to Vertex under the License Agreement for the use of the related Patent Rights. To the Knowledge of Vertex, there are no Disputes by any third party against Vertex involving any Product. To the Knowledge of Vertex, the Patent Rights are not subject to any outstanding injunction, judgment, order, decree, ruling, change, settlement or other disposition of a Dispute.

          (f)    Except as otherwise disclosed on Schedule 3.10(f), to the Knowledge of Vertex, there is no pending or threatened, and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) could reasonably be expected to give rise to or serve as a basis for any, action, suit, or proceeding, or any investigation or claim by any Person or Governmental Authority to which Vertex or, to the Knowledge of Vertex, to which GSK or any of its Affiliates or Sublicensees is or could be a party that claims that the marketing, sale or distribution of either Product by GSK or any of its Affiliates or Sublicensees pursuant to the License Agreement does or could infringe on any patent or other intellectual property rights of any other Person or Governmental Authority. To the Knowledge of Vertex, there are no pending United States, international or foreign patent applications owned by any third party that, if issued, would limit or prohibit, in any material respect, the manufacture, use or sale of either Product by Vertex, GSK or any of their respective sublicensees.

          (g)   Amprenavir and fosamprenavir are Licensed Products.

          (h)   To the Knowledge of Vertex, there is no third party infringing any Patent Rights, nor has Vertex received any notice under the License Agreement of infringement of any of the Patent Rights.

  Section 3.11.    Regulatory Approval, Manufacturing and Marketing.

          (a)   To the Knowledge of Vertex, GSK has complied with its obligations to develop the Products and seek and obtain Regulatory Approval for the Products pursuant to the License Agreement.

          (b)   To the Knowledge of Vertex, the Product fosamprenavir has received Regulatory Approval for marketing and distribution in the countries listed on Schedule 3.11(b).

  Section 3.12.    Subordination.

        The claims and rights of the Purchaser created by any Transaction Document in and to the Purchased Interest are not and shall not, at any time, be subordinated to any creditor of Vertex or any other Person or Governmental Authority.

  Section 3.13.    License Agreement and Pfizer Agreement.

          (a)   Other than the License Agreement, the Pfizer Agreement and the Transaction Documents, there is no contract, agreement or other arrangement (whether written or oral) to which either Vertex or any of its Subsidiaries is a party or by which any of their respective assets or properties is bound or committed (i) which creates a Lien on, affects or otherwise relates to the Purchased Interest, the License Agreement, the Pfizer Agreement, the Royalties or the Patent Rights, or (ii) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

          (b)   Vertex has provided to the Purchaser an accurate and complete copy of each of the License Agreement, the Pfizer Agreement, the Side Agreement and each confidentiality agreement relating to any of the foregoing.

          (c)   The Pfizer Agreement is the legal, valid and binding obligation of Vertex and, to the Knowledge of Vertex, GSK and the Pfizer Parties, enforceable against Vertex and, to the Knowledge of Vertex, GSK and the Pfizer Parties in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general equitable principles. The execution, delivery and performance of the Pfizer Agreement was and is within the corporate powers of Vertex and, to the Knowledge of Vertex, GSK and the Pfizer Parties. The Pfizer Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by Vertex and, to the Knowledge of Vertex, GSK and the Pfizer Parties. There is no breach or default, or event or circumstance which upon notice or the passage of time, or both, could (i) give rise to any breach or default, in the performance of the Pfizer Agreement by Vertex or, to the Knowledge of Vertex, GSK or the Pfizer Parties or (ii) give to GSK or the Pfizer Parties the right to terminate the Pfizer Agreement.

          (d)   The License Agreement is the legal, valid and binding obligation of Vertex and, to the Knowledge of Vertex, GSK, enforceable against Vertex and, to the Knowledge of Vertex, GSK in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general equitable principles. The execution, delivery and performance of the License Agreement was and is within the corporate powers of Vertex and, to the Knowledge of Vertex, GSK. The License Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by, Vertex and, to the Knowledge of Vertex, GSK. Except as set forth on Schedule 3.13(e), there is no breach or default, and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) could (i) constitute or give rise to a breach or default, in the performance of the License Agreement by Vertex or, to the Knowledge of Vertex, GSK or (ii) give to GSK the right to terminate the License Agreement (except pursuant to Section 11.2 thereof).

          (e)   Except as set forth on Schedule 3.13(e), Vertex has not waived any rights or defaults under the License Agreement or the Pfizer Agreement that adversely affects the Purchaser's rights and obligations under any of the Transaction Documents.

          (f)    Vertex has not received any notice of GSK's, any Pfizer Party's or any other Person's or Governmental Authority's (where applicable) intention to terminate the License Agreement or the

  Pfizer Agreement, in whole or in part, or challenging the validity or enforceability of the License Agreement or the Pfizer Agreement or the obligation to pay the Royalties under the License Agreement, or that any of Vertex, GSK, or the Pfizer Parties is in default of its obligations under the License Agreement or the Pfizer Agreement. Vertex has no intention of terminating the License Agreement or the Pfizer Agreement and has not given GSK or the Pfizer Parties any notice of termination of the License Agreement or the Pfizer Agreement, in whole or in part, including, without limitation, under Section 2.4(b) of the License Agreement.

          (g)   Except as provided in the License Agreement and the Pfizer Agreement, Vertex is not a party to any agreement providing for or permitting a sharing of, or Set-off against, the Royalties payable under the License Agreement to Vertex.

          (h)   The sale by Vertex of the Purchased Interest to the Purchaser will not require the approval, consent, ratification, waiver, or other authorization of GSK or any other Person or Governmental Authority under the License Agreement or the Pfizer Agreement or otherwise and will not constitute a breach of or default or event of default under the License Agreement or the Pfizer Agreement or any other agreement or law applicable thereto.

          (i)    All amounts required to be paid to any Pfizer Party under the Pfizer Agreement have been paid to such Pfizer Party, and no amount is required to be paid by Vertex to any Pfizer Party under the Pfizer Agreement.

          (j)    Vertex has not received a notice under the License Agreement stating that GSK has sublicensed any of its rights under the License Agreement.

          (k)   Vertex has not consented to (i) an assignment by GSK of any of GSK's rights or obligations under the License Agreement or the Pfizer Agreement or (ii) an assignment by any or all of the Pfizer Parties of any of such Pfizer Party's rights or obligations under the Pfizer Agreement, nor does Vertex have Knowledge of any such assignment by GSK or a Pfizer Party.

          (l)    Neither Vertex nor GSK has made any claim of indemnification under the License Agreement.

          (m)  Vertex has not exercised its rights to conduct an audit under Section 5.5 of the License Agreement.

          (n)   GSK has not made, or attempted to make, any demonstration to Vertex that its profit margin on sales of Licensed Products is materially and unusually low, under the provisions of Section 5.3.1 of the License Agreement addressing the obligation to pay Enhanced Royalties (as defined therein).

          (o)   To Vertex's Knowledge, Vertex has received all amounts owed to it under Article V of the License Agreement.

  Section 3.14.    Set-off and Other Sources of Royalty Reduction.

        Except for Permitted Set-offs, GSK has no right of Set-off under any contract or other agreement against the Royalties or any other amounts payable to Vertex under the License Agreement. GSK has not exercised, and to Vertex's Knowledge, GSK has not had the right to exercise, and to Vertex's Knowledge, no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit GSK to exercise, any Set-off against the Royalties or any other amounts payable to Vertex under the License Agreement, except pursuant to paragraph five of the Side Agreement. To the Knowledge of Vertex, there are no third party patents that would provide a basis for a reduction in the royalties due to Vertex pursuant to the License Agreement, other than the patents licensed pursuant to the Pfizer Agreement, and the royalties payable thereunder. There are no compulsory licenses granted or, to the Knowledge of Vertex, threatened with respect to the Patent Rights and there is no basis for GSK to claim a royalty reduction under Section 5.3.6 of the License Agreement with respect thereto. Neither Vertex nor, to the Knowledge of Vertex, GSK, has taken any of the actions described in Section 13.16(b) or Section 13.16(c) of the License Agreement, as applicable.

  Section 3.15.    UCC Representations and Warranties.

        Vertex's exact legal name is, and for the immediately preceding 10 years has been, "Vertex Pharmaceuticals Incorporated," and Vertex's principal place of business and jurisdiction of incorporation is, and for the past 10 years has been, located in The Commonwealth of Massachusetts.

  Section 3.16.    Taxes.

        No deduction or withholding for or on account of any tax has been made, or was required under applicable law to be made, from any payment to Vertex under the License Agreement.

  Section 3.17.    Field of Use.

        The Products are the only Licensed Products that currently have any established value in the Field. Other than the Products, no Licensed Product is under development in the Field by Vertex or any of its Affiliates or, to the Knowledge of Vertex, GSK or any of its Affiliates.

  Section 3.18.    Disclosure.

        The Information Memorandum (excluding Section 5 ("L.E.K. Report") and Section 11 ("Opinions Regarding Vertex Patents and Commercialization") thereof), taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Vertex makes no representation or warranty, express or implied, with respect to the matters disclosed in Section 5 ("L.E.K. Report"); Section 7 ("Proposed Forms of Debt Documentation"); Section 8 ("Proposed Form of Partnership Agreement"); and Section 11 ("Opinions Regarding Vertex Patents and Commercialization") of the Information Memorandum; provided, however, that, notwithstanding the foregoing, any and all information provided or made available by or on behalf of Vertex or any of its Affiliates to the third parties which prepared the aforementioned Sections of the Information Memorandum was, on the date so provided or made available, and is, in each case true and correct in all material respects.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        The Purchaser hereby represents and warrants to Vertex as of the date first written above and the Closing Date, the following:

  Section 4.01.    Organization.

        The Purchaser is a Delaware limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all partnership powers and all licenses, authorizations, consents and approvals of any Governmental Authority required to carry on its business as now conducted.

  Section 4.02.    Authorization.

        The Purchaser has all necessary partnership power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The Transaction Documents have been, or will be when executed, duly authorized, executed and delivered by the Purchaser and each Transaction Document constitutes, or will constitute when executed, the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or general equitable principles.

  Section 4.03.    Governmental and Third Party Authorization.

        The execution and delivery by the Purchaser of the Transaction Documents, and the performance by the Purchaser of its obligations and the consummation of any of the transactions contemplated hereunder and thereunder, do not require any consent, approval, license, order, authorization, or declaration from, notice to, action or registration by, or filing with any Governmental Authority or any other Person.

  Section 4.04.    Broker's Fees.

        The Purchaser has not taken any action that would entitle any Person to any commission or broker's fee in connection with the transactions contemplated by the Transaction Documents.

  Section 4.05.    No Conflicts.

        Neither the execution and delivery of any of the Transaction Documents nor the performance or consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or accelerate the performance provided by, in any material respects any provisions of (A) any statute, law, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which the Purchaser or any of its assets or properties may be subject or bound, or (B) any contract, agreement, commitment or instrument to which the Purchaser is a party or by which the Purchaser or any of its assets or properties is bound or committed; or (ii) contravene, conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or accelerate the performance provided by, any provisions of any organizational or constitutional documents of the Purchaser.

  Section 4.06.    Access to Information.

        The Purchaser acknowledges that it has (i) reviewed the License Agreement and such other documents and information relating to the Products and (ii) has had the opportunity to ask such questions of, and to receive answers from, representatives of Vertex concerning the License Agreement and the Products, in each case, as it deemed necessary to make an informed decision to purchase, acquire and accept the Purchased Interest in accordance with the terms of this Agreement. The Purchaser has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing, acquiring and accepting the Purchased Interest in accordance with the terms of this Agreement.

  Section 4.07.    No Litigation.

        There is no (i) action, suit, arbitration proceeding, claim, investigation or other proceeding pending, or, to the knowledge of the Purchaser, threatened against the Purchaser, at law or in equity or (ii) inquiry by a Governmental Authority pending or, to the knowledge of the Purchaser, threatened against the Purchaser, which in each case with respect to clauses (i) and (ii) above, if adversely determined, would prevent the consummation of the transactions contemplated by this Agreement.

  Section 4.08.    Funds Available.

        The Purchaser has sufficient funds on hand or binding and enforceable commitments to provide it with sufficient funds to satisfy its obligations, in each case to pay the Purchase Price, and the Purchaser has no reason to believe, and has not been provided with oral or written notice that any of its investors are not required or do not intend, for any reason, to satisfy their obligations under such commitments. The Purchaser acknowledges and agrees that its obligations under this Agreement are not contingent on obtaining financing.

ARTICLE V
COVENANTS

        The parties covenant and agree as follows:

  Section 5.01.    Books and Records.

          (a)   After receipt by Vertex of notice of any action, claim, demand, dispute, investigation, arbitration or proceeding (commenced or threatened) relating to the transactions contemplated by any Transaction Document, the Purchased Interest, the License Agreement, the Pfizer Agreement or the Side Agreement, or any default or termination by any Person under the License Agreement, the Pfizer Agreement or the Side Agreement, Vertex (i) shall promptly inform the Purchaser in writing of the receipt of such notice and the substance thereof and (ii) shall, if such notice is in writing, promptly furnish the Purchaser with a copy of such notice and any related materials with respect thereto; provided, however, that, with respect to this clause (ii), for so long as the disclosure by Vertex to the Purchaser of any portion of such information would constitute a breach by Vertex of any confidentiality obligation to GSK or any other Person pursuant to the License Agreement, as in effect on the date hereof, or the Pfizer Agreement, Vertex may withhold and shall have no obligation to disclose or furnish to the Purchaser solely such portion of such information.

          (b)   Vertex shall keep and maintain, or cause to be kept and maintained, at all times full and accurate books and records adequate to reflect accurately all financial information it has received from GSK with respect to the Royalties, and all amounts paid and/or payable to Pfizer with respect to the Pfizer Agreement.

          (c)   Promptly after receipt by Vertex of any written notice, certificate, offer, proposal, correspondence, report or other communication relating to the License Agreement, the Pfizer Agreement, the Side Agreement, the Royalties, the Patent Rights, the Purchased Interest or the Products, Vertex shall (i) inform the Purchaser in writing of such receipt, (ii) provide to the Purchaser in writing a reasonably detailed description of the substance thereof and (iii) furnish the Purchaser with a copy of such notice, certificate, offer, proposal, correspondence, report or other communication; provided, however, that (i) this paragraph (c) shall not apply to any such communication solely with respect to Permitted Amendments; provided that, upon any such Permitted Amendment becoming legally binding or effective, Vertex shall promptly provide the Purchaser with written notice thereof and a copy of such Permitted Amendment and (ii) with respect to clauses (ii) and (iii) of this paragraph (c), for so long as the disclosure by Vertex to the Purchaser of any portion of such information would constitute a breach by Vertex of any confidentiality obligation to GSK or any other Person pursuant to the License Agreement, as in effect on the date hereof, or the Pfizer Agreement, Vertex may withhold and shall have no obligation to disclose or furnish to the Purchaser solely such portion of such information.

  Section 5.02.    Confidentiality; Public Announcement.

          (a)   Except as otherwise required by law or the rules and regulations of any securities exchange or trading system or the FDA or any other Governmental Authority with similar regulatory authority and except as otherwise set forth in this Section 5.02, all Confidential Information furnished by Vertex to the Purchaser, as well as the terms, conditions and provisions of this Agreement and any other Transaction Document, shall be kept confidential by the Purchaser, and shall be used by the Purchaser only in connection with this Agreement and any other Transaction Document and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, the Purchaser may disclose such information to its actual and potential partners, directors, employees, managers, officers, agents, investors (including any holder of debt securities of the Purchaser and its agents and representatives), co-investors, insurers and insurance brokers, underwriters, financing parties, equity holders, brokers, advisors, lawyers, bankers, trustees and representatives; provided that such Persons (i) shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential pursuant to obligations of confidentiality no less onerous than those set out herein or (ii) shall have executed and delivered the Resale Confidentiality Undertaking attached as Exhibit B to the Indenture.

          (b)   Vertex and the Purchaser acknowledge that each party will, after execution of this Agreement, make a public announcement of the transactions contemplated by the Transaction Documents. Vertex and the Purchaser agree that after the Closing, public announcements may be issued in the form of one or more press releases, in each case subject to the Purchaser or Vertex having a reasonable prior opportunity to review such public announcement, and which announcement shall be in a form mutually acceptable to the Purchaser and Vertex; and either party may thereafter disclose any information contained in such press release at any time without the consent of the other party.

  Section 5.03.    Quarterly Certificates.

        Vertex shall, within fifteen (15) calendar days following the receipt by Vertex of the reports required under Section 5.4 of the License Agreement (each, a "Section 5.4 Report"), deliver to the Purchaser a report of the Controller (or equivalent officer) of Vertex certifying as to (i) the aggregate amount (in U.S. dollars) that should have been received by the Purchaser in respect of the quarterly period covered by such Section 5.4 Report and (ii) all other information set forth in such Section 5.4 Report; provided, however, that, with respect to this clause (ii), for so long as the disclosure by Vertex to the Purchaser of any portion of such information would constitute a breach by Vertex of any confidentiality obligation to GSK or any other Person pursuant to the License Agreement, as in effect on the date hereof, or the Pfizer Agreement, Vertex may withhold and shall have no obligation to disclose or furnish to the Purchaser solely such portion of such information.

  Section 5.04.    Best Efforts; Further Assurance.

          (a)   Subject to the terms and conditions of this Agreement, each party hereto will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by the Transaction Documents. The Purchaser and Vertex agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable, or reasonably requested by the other, in order to consummate or implement expeditiously the transactions contemplated by any Transaction Document and to vest and maintain in the Purchaser good, valid and marketable rights and interests in and to the Purchased Interest free and clear of all Liens.

          (b)   Vertex and the Purchaser shall cooperate and provide assistance as reasonably requested by the other party, at the expense of such other party (except as otherwise provided herein), in connection with any litigation, arbitration or other proceeding (whether threatened, existing, initiated, or contemplated prior to, on or after the date hereof) to which the other party hereto, any of its Affiliates or controlling Persons or any of their respective officers, directors, shareholders, members, controlling persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the Purchased Interest or the transactions described herein or therein but in all cases excluding any litigation brought by Vertex against the Purchaser or brought by the Purchaser against Vertex.

  Section 5.05.    Payments to Vertex on Account of the Purchased Interest.

          (a)   Notwithstanding the terms of the GSK Direction, if GSK, any Pfizer Party, any Sublicensee or any other Person makes any payment to Vertex or any of its Subsidiaries on account of the Purchased Interest, then Vertex promptly, and in any event no later than three (3) Business Days following the receipt by Vertex or such Subsidiary of such payment, shall remit such payment to the Purchaser Account pursuant to Section 5.05(c).

          (b)   All payments made to Vertex on account of the Purchased Interest shall be held by Vertex in trust for the benefit of the Purchaser until remitted to the Purchaser Account pursuant to Section 5.05(c) and Vertex shall have no right, title or interest whatsoever in such amounts and shall not create or suffer to exist any Lien thereon.

          (c)   Vertex shall make all payments to be made by Vertex pursuant to this Agreement by wire transfer of immediately available funds, without Set-off, to the following account (or to such other account as the Purchaser shall notify Vertex in writing from time to time) (the "Purchaser Account"):

      Bank Name: U.S. Bank National Association
      ABA #: 091-000-022
      Account #: 173103321092 Account Name: Fosamprenavir 123490000
      Attention: Josh Tripi

          (d)   If GSK, any Pfizer Party, any Sublicensee or any other Person makes any payment to the Purchaser of Royalties relating to (i) periods prior to the Royalties Commencement Date; or (ii) amounts owed to Pfizer under the Pfizer Agreement, then the Purchaser promptly, and in any event no later than five (5) Business Days following the receipt by the Purchaser of such payment, shall remit such payment to the Vertex Account pursuant to Section 5.05(f), or to the Pfizer Account pursuant to Section 5.05(h), as applicable.

          (e)   All payments made to the Purchaser on account of Royalties relating to periods prior to the Royalties Commencement Date shall be held by the Purchaser in trust for the benefit of

  Vertex until remitted to the Vertex Account pursuant to Section 5.05(f) and the Purchaser shall have no right, title or interest whatsoever in such amounts.

          (f)    The Purchaser shall make all payments in respect of Royalties relating to periods prior to the Royalties Commencement Date to be made by the Purchaser pursuant to this Agreement by wire transfer of immediately available funds, without Set-off, to the following account (or to such other account as Vertex shall notify the Purchaser in writing from time to time) (the "Vertex Account"):

      Bank Name: Bank of America
      ABA #: 026009593
      Account #: 0009954309
      Account Name: Vertex Pharmaceuticals Inc.
      SWIFT Code: BOFAUS3N

          (g)   All payments made to the Purchaser on account of amounts owing to Pfizer under the Pfizer Agreement shall be held by the Purchaser in trust for the benefit of Pfizer until remitted to the Pfizer Account pursuant to Section 5.05(h) and the Purchaser shall have no right, title or interest whatsoever in such amounts.

          (h)   The Purchaser shall make all payments in respect of amounts owed to Pfizer under the Pfizer Agreement to be made by the Purchaser pursuant to this Agreement by wire transfer of immediately available funds, without Set-off, to the following account (or to such other account as Vertex shall notify the Purchaser in writing from time to time) (the "Pfizer Account"):

      Bank Name: Bank of America
      ABA #: 026009593
      Account #: 4622832034
      Account Name: Vertex Pharmaceuticals Inc. f/b/o Pfizer, Inc.
      SWIFT Code: BOFAUS3N

  Section 5.06.    License Agreement and Pfizer Agreement.

          (a)   Vertex shall comply with its obligations under the provisions of the License Agreement, the Pfizer Agreement and the Side Letter and, without the prior written consent of the Purchaser, shall not (i) forgive, release or compromise any amount owed to or becoming owing to Vertex under the License Agreement related to the Royalties or the Purchased Interest, (ii) waive, amend, cancel, terminate or, except as otherwise expressly set forth in this Article V, fail to exercise, any rights constituting or involving the right to receive the Royalties, (iii) create or permit to exist any Lien on the Purchased Interest, the Royalties or the Patent Rights, (iv) challenge or assist in a challenge of the legality, validity or enforceability of any of the Patent Rights, (v) amend, modify, restate, cancel, supplement, terminate or waive the Pfizer Agreement, the Side Agreement or any provision of the Pfizer Agreement or the Side Agreement, or grant any consent under or with respect to the Pfizer Agreement or the Side Agreement, (vi) other than a Permitted Amendment, amend, modify, restate, cancel, supplement or terminate the License Agreement or any provision of the License Agreement, (vii) grant any consent or waiver under or with respect to any provision of the License Agreement that could reasonably be expected to, individually or in the aggregate, result in an Adverse Effect or (viii) agree to do any of the foregoing, including entering into any agreement with GSK under the provisions of the License Agreement. Vertex covenants that for so long as Section 13.16(c) of the License Agreement remains in effect, Vertex shall not take any action giving rise to GSK's right to terminate Vertex's rights to further Royalties, pursuant to the terms of Section 13.16(c) of the License Agreement.

          (b)   Vertex shall promptly provide to the Purchaser copies of any notices, reports or other information given or prepared by GSK or any other Person and received by Vertex after the date of this Agreement pursuant to the License Agreement, the Pfizer Agreement, the Side Agreement or hereunder which relate to the Royalties or the Purchased Interest; provided, however, that for so long as the disclosure by Vertex to the Purchaser of any portion of such information would constitute a breach by Vertex of any confidentiality obligation to GSK or any other Person pursuant to the License Agreement, as in effect on the date hereof, or the Pfizer Agreement, Vertex may withhold and shall have no obligation to disclose or furnish to the Purchaser solely such portion of such information.

          (c)   Promptly after (i) receiving notice from GSK, any Pfizer Party or any other Person, (A) terminating the License Agreement, the Pfizer Agreement or the Side Agreement (in each case, in whole or in part), (B) alleging any breach of or default under the License Agreement, the Pfizer Agreement or the Side Agreement by Vertex or (C) asserting the existence of any facts, circumstances or events which alone or together with other facts, circumstances or events could reasonably be expected (with or without the giving of notice or passage of time or both) to give rise to a breach of or default under the License Agreement, the Pfizer Agreement or the Side Agreement or the right to terminate the License Agreement, the Pfizer Agreement or the Side Agreement (in each case, in whole or in part) by GSK (except pursuant to Section 11.2 of the License Agreement), any Pfizer Party or any other Person or (ii) Vertex otherwise has Knowledge of any fact, circumstance or event which alone or together with other facts, circumstances or events could reasonably be expected (with or without the giving of notice or passage of time or both) to give rise to a breach of or default under the License Agreement, the Pfizer Agreement or the Side Agreement by Vertex or give GSK, any Pfizer Party or any other Person the right to terminate the License Agreement, the Pfizer Agreement or the Side Agreement (except pursuant to Section 11.2 of the License Agreement), in each case, Vertex shall (x) promptly give a written notice to the Purchaser describing in reasonable detail the relevant breach or default, including a copy of any written notice received from GSK, any Pfizer Party or the other relevant Person, and, in the case of any breach or default or alleged breach or default by Vertex, describing in reasonable detail any corrective action Vertex proposes to take and (y) use its best efforts to cure such breach or default and shall give written notice to the Purchaser upon curing such breach or default; provided, however, that, if Vertex fails to cure such breach or default promptly, the Purchaser shall, to the extent permitted under the License Agreement, the Pfizer Agreement and the Side Agreement, be entitled to take any and all actions the Purchaser deems reasonably necessary to cure such breach or default promptly, and Vertex shall promptly reimburse the Purchaser for all costs and expenses incurred in connection therewith.

          (d)   Promptly after Vertex obtains Knowledge of a breach of or default or alleged breach or default under the License Agreement, the Pfizer Agreement or the Side Agreement by GSK, any Pfizer Party or any other Person (each, a "Defaulting Party") or of the existence of any facts, circumstances or events which alone or together with other facts, circumstances or events could reasonably be expected (with or without the giving of notice or passage of time or both) to give rise to a breach of or default under the License Agreement, the Pfizer Agreement or the Side Agreement by a Defaulting Party, or a right to terminate the License Agreement, the Pfizer Agreement or the Side Agreement by Vertex, in each case, Vertex shall (i) promptly give a written notice to the Purchaser describing in reasonable detail the relevant breach, default or termination event, and (ii) as and when requested in writing by the Purchaser, proceed in consultation with the Purchaser and take such permissible actions (including commencing legal action against the Defaulting Party to the License Agreement, the Pfizer Agreement or the Side Agreement) as the Purchaser may in writing instruct with respect to such breach, default or termination event or alleged breach, default or termination event (including the selection of legal counsel reasonably satisfactory to the Purchaser) to enforce compliance by the Defaulting Party with the relevant provisions of the License Agreement, the Pfizer Agreement or the Side Agreement and to exercise any or all of Vertex's rights and remedies, whether under the License Agreement, the Pfizer

  Agreement or the Side Agreement or by operation of law, with respect thereto. The reasonable fees and expenses of Vertex's outside legal counsel (which counsel shall be reasonably satisfactory to the Purchaser) incurred by Vertex in commencing and pursuing such action against the Defaulting Party shall be borne solely by the Purchaser (unless such breach or default results from or is caused by, directly or indirectly, a breach or default by Vertex, in which case such fees and expenses shall be borne solely by Vertex) and the Purchaser shall reimburse Vertex for all of such fees and expenses so reimbursable by the Purchaser upon demand. Notwithstanding the foregoing, the Purchaser acknowledges that GSK has not provided Vertex under the License Agreement with any marketing reports, updates to schedules, or Net Sales or royalty information on a country-by-country basis, and the Purchaser agrees that such failure and any continued failure by GSK to provide any such marketing reports, updates or information will not constitute, as between Vertex and the Purchaser, a breach of or default under the License Agreement by GSK. Provided that to do so will not affect in an adverse manner the maintenance by Vertex of any applicable attorney-client privilege, unless other arrangements can be effected to preserve such privilege, including, without limitation, a joint defense agreement (and Vertex and the Purchaser agree to negotiate in good faith to promptly execute and deliver a mutually satisfactory joint defense agreement), the Purchaser shall have the right, at its sole expense, to participate in and control, with counsel appointed by it, any meeting, discussion, litigation or other proceeding relating to any such breach, default or termination event or alleged breach, default or termination event, including, but not limited to, any counterclaim, settlement discussions or meetings; provided that the fees and expenses of the Purchaser's counsel in connection therewith shall be borne by the Purchaser (unless such breach, default or termination event or alleged breach, default or termination event results from, or is caused by, directly or indirectly, a breach or default by Vertex, in which case such fees and expenses shall be borne solely by Vertex).

          (e)   Subject to Section 8.3(a) of the License Agreement and to compliance by Vertex with Section 5.06(f), to the extent permitted pursuant to the License Agreement, Vertex shall (i) to the extent "commercially reasonable" (as determined below) to do so, take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments that are reasonably necessary or desirable to diligently maintain the Patent Rights, at the sole expense of Vertex (which expenses may be reimbursable to Vertex by GSK under the License Agreement), and (ii) diligently defend (and enforce) the Patent Rights against infringement or interference by any other Persons, and against any claims of invalidity or unenforceability, in any jurisdiction (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement or non-interference), with counsel reasonably satisfactory to the Purchaser and whose reasonable fees and expenses shall be borne by the Purchaser. Vertex and the Purchaser agree that, for purposes of this Section 5.06(e), the determination of what actions are "commercially reasonable" shall be made in the context of actions that would be commercially reasonable for an owner and licensor of the Patent Rights, entitled to the full economic benefit thereof, without regard to any other business of, or assets owned by, such owner and licensor of the Patent Rights. Vertex shall not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment of, the applicable Patent Rights. The Purchaser, at its sole option and expense, shall have the right (but not the obligation) to participate in and control any action, suit or proceeding involving the infringement, legality, validity, or enforceability of the Patent Rights or the License Agreement, through counsel of its own choosing, to the same extent that Vertex has such rights under the License Agreement, and Vertex shall exercise and enforce such rights on its own behalf (and on behalf of the Purchaser) to the fullest extent under the terms of the License Agreement; provided that, Vertex's exercise and enforcement of such rights shall not result in a breach of this Agreement or a Material Adverse Effect.

          (f)    During the term of this Agreement, Vertex (i) will not make a request under Section 8.3(a) of the License Agreement that patent prosecution and maintenance with respect to a Product be discontinued, (ii) will give prompt written notice to the Purchaser of any request by GSK under Section 8.3(a) of the License Agreement, and will consent or withhold consent to such request as directed by the Purchaser (provided that if consent is withheld, the Purchaser will be responsible for all reasonable costs and expenses incurred by Vertex resulting from such maintenance and preservation) and (iii) Vertex shall refrain from disposing of or encumbering the Patent Rights.

  Section 5.07.    Termination of License Agreement.

          (a)   Without limiting the provisions of Section 5.06, if GSK or Vertex terminates or provides written notice of termination of the License Agreement, and at such time the Patent Rights remain economically valuable, then Vertex shall provide assistance to and cooperate with the Purchaser, at the Purchaser's sole discretion, cost and expense (including the Purchaser's payment of Vertex's reasonable attorneys' fees in connection therewith, if any), in such efforts as the Purchaser shall undertake in connection with the negotiation of a license of the Patent Rights, to become effective not earlier than the effective date of termination of the License Agreement, which shall include terms no less favorable to Vertex than those contained in the License Agreement with respect to obligations and costs imposed on Vertex, disclaimers of Vertex's liability, intellectual property ownership and control, commercialization diligence and indemnification of Vertex (any such license, a "New Arrangement"). Should the Purchaser identify any New Arrangement, Vertex agrees to duly execute and deliver such New Arrangement that satisfies the foregoing requirements promptly upon the written request of the Purchaser. In the event Vertex enters into a New Arrangement, Vertex agrees to comply with the provisions of this Agreement in connection with the New Arrangement and references herein to the Purchased Interest and the License Agreement shall be deemed to be references to any new purchased interest and any new license agreement constructed under the New Arrangement, and references to GSK shall be deemed to be references to the other party to such new license agreement and that other party's Affiliates and sublicensees. If, at any time after the effective date of termination of the License Agreement, the Purchaser determines that it is no longer interested in or ceases to use commercially reasonable efforts to pursue a New Arrangement, it shall, no later than 60 days after the date thereof, give Vertex written notice of such determination or ceasing (a "Termination Notice").

          (b)   If there occurs a merger or consolidation of Vertex, on the one hand, and GSK or its Affiliates, on the other hand, and GSK shall terminate the License Agreement in connection with any such merger or consolidation, Vertex shall pay the Purchaser royalties on the Net Sales of Products for the term of the License Agreement on the same basis as if the License Agreement had continued and the Purchaser's rights with respect to the Purchased Interest and the covenants of Vertex under this Agreement shall continue to apply on the same basis as if the License Agreement was in place between Vertex and GSK.

  Section 5.08.    Audits.

        Vertex shall not, without the prior written consent of the Purchaser, and Vertex shall, upon the written request of the Purchaser, cause an inspection or audit of GSK's books and records to be conducted pursuant to, and in accordance with Section 5.5 of the License Agreement; provided, however, that in no event shall the Purchaser request such examination prior to the six-month anniversary of the Closing Date; and provided, further, however, that Vertex shall retain the exclusive right to inspect and audit GSK's books and records at any time and from time to time at its sole discretion for payments that are paid or payable to Vertex pursuant to the License Agreement with respect to Net Sales and Royalties attributable to the period prior to the Royalties Commencement Date. For the purposes of exercising the Purchaser's rights pursuant to this Section 5.08, Vertex shall select such public accounting firm as the Purchaser shall recommend for such purpose. Vertex and the Purchaser agree that all the expenses of any inspection or audit carried out for the benefit of the Purchaser that would otherwise be borne by Vertex pursuant to the License Agreement shall instead be borne by the Purchaser, including such fees and expenses of such public accounting firm as are to be borne by Vertex pursuant to Section 5.5 of the License Agreement together with Vertex's reasonable out-of-pocket costs incurred in connection with such examination or audit. To the extent that disclosure of an inspection or audit report prepared by such public accounting firm is permitted pursuant to the License Agreement, Vertex will furnish such inspection or audit report to the Purchaser. To the extent that disclosure of such inspection or audit report is not permitted by the License Agreement, Vertex shall deliver to the Purchaser a certificate signed by an authorized signatory of Vertex and such public accounting firm certifying whether or not the results of such inspection or audit uncovered a discrepancy between the amounts paid to the Purchaser in respect of the Purchased Interest and the amounts that should have been paid to the Purchaser in respect of the Purchased Interest and the amount of any such discrepancy and any other information permitted to be disclosed pursuant to the License Agreement. The Purchaser shall have the right to require Vertex, in writing, at the sole expense of the Purchaser, to exercise Vertex's rights under the License Agreement to cause GSK to cure such discrepancy in accordance with the License Agreement.

  Section 5.09.    Notice.

          (a)   In addition to, and not in limitation of, the other provisions of this Agreement, Vertex shall provide the Purchaser with written notice as promptly as practicable (and in any event within five (5) Business Days) after becoming aware of any of the following:

            (1)   the occurrence of a Bankruptcy Event;

            (2)   any material breach or default by Vertex of any covenant, agreement or other provision of this Agreement or any other Transaction Document; or

            (3)   any representation or warranty made by Vertex in any of the Transaction Documents or in any certificate delivered to the Purchaser pursuant hereto shall prove to be untrue, inaccurate or incomplete in any respect on the date as of which made.

          (b)   Vertex shall notify the Purchaser in writing not less than 30 days prior to any change in, or amendment or alteration of, Vertex's (i) legal name; (ii) form or type of organization or corporate structure; or (iii) jurisdiction of organization.

  Section 5.10.    Sale of HIV Protease Inhibitor.

        In the event Vertex consummates or concludes a Permitted Amendment as contemplated in clause (ii) of the definition of such term, then from the date of such Permitted Amendment until May 28, 2013, Vertex covenants and agrees that neither it, nor any of its Subsidiaries or licensees, shall make a commercial sale in the Territory, as defined in the License Agreement, of any HIV protease inhibitor that incorporates any product or intellectual property that is excluded from the coverage of the License Agreement pursuant to such Permitted Amendment.

ARTICLE VI
THE CLOSING; CONDITIONS TO CLOSING

  Section 6.01.    Closing.

        Subject to the closing conditions set forth in Sections 6.02 and 6.03, the closing of the transactions contemplated hereby (the "Closing") shall take place on May 30, 2008, or such other date as the parties shall mutually agree (the "Closing Date") at the offices of Pillsbury Winthrop Shaw Pittman LLP located at 1540 Broadway, New York, NY 10036, or such other place as the parties mutually agree.

  Section 6.02.    Conditions Applicable to the Purchaser in Closing.

        The obligations of the Purchaser to effect the Closing, including the requirement to pay the Purchase Price pursuant to Section 2.03, shall be subject to the satisfaction of each of the following conditions, on the Closing Date, any of which may be waived by the Purchaser in its sole discretion:

          (a)    Accuracy of Representations and Warranties.    The representations and warranties of Vertex set forth in the Transaction Documents that are qualified as to materiality or by Material Adverse Effect shall be true, correct and complete, and those representations and warranties of Vertex not so qualified shall be true, correct and complete in all material respects, in each case as of the date hereof and as of the Closing Date.

          (b)    No Adverse Circumstances.    There shall not have occurred any change, effect, event, occurrence, state of facts, development or condition that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (c)    Litigation.    No action, suit, litigation, proceeding or investigation shall have been instituted, be pending or, to the Knowledge of Vertex, threatened (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit the Purchaser's purchase, acquisition and acceptance or future receipt of any or all of the Purchased Interest.

          (d)    Bill of Sale and Receipt.    A Bill of Sale in the form set forth in Exhibit A, and a receipt in respect of that Bill of Sale in a form reasonably acceptable to the Purchaser, shall have been executed and delivered by Vertex to the Purchaser, and the Purchaser shall have received the same.

          (e)    Legal Opinion.    The Purchaser shall have received the opinion of Dewey & LeBoeuf LLP, transaction counsel to Vertex, in form and substance satisfactory to the Purchaser and its counsel to the effect set forth in Exhibit B.

          (f)    Corporate Documents of Vertex.    The Purchaser shall have received certificates of an executive officer of Vertex (the statement made in which shall be true and correct on and as of the Closing Date): (i) attaching copies, certified by such officer as true and complete, of resolutions of the board of directors of Vertex authorizing and approving the execution, delivery and performance by Vertex of the Transaction Documents and the transactions contemplated herein and therein; (ii) setting forth the incumbency of the officer or officers of Vertex who have executed and delivered the Transaction Documents including therein a signature specimen of each officer or officers; and (iii) attaching copies, certified by such officer as true and complete, of long form good standing certificates of the appropriate Governmental Authority of Vertex's jurisdiction of incorporation, stating that Vertex is in good standing under the laws of such jurisdiction.

          (g)    Covenants.    Vertex shall have complied in all material respects with its covenants set forth in the Transaction Documents.

          (h)    GSK Direction and GSK/Pfizer Instruction.    Copies of (x) the irrevocable direction to GSK to pay the Royalties evidenced by the Purchased Interest directly to the Purchaser Account in the form set forth in Exhibit C (the "GSK Direction") and (y) the irrevocable standing instruction to GSK under paragraph five of the Side Agreement to pay all amounts required to be paid under the Pfizer Agreement directly to Pfizer in the form set forth in Exhibit D (the "GSK/Pfizer Instruction") shall have been signed and delivered by Vertex to the Purchaser, and the Purchaser shall have received the same.

          (i)    Other Documents and Financing Statements.    The Purchaser shall have received such other certificates, documents and financing statements as the Purchaser may reasonably request,

  including a financing statement satisfactory to the Purchaser to create, evidence and perfect the sale of the Purchased Interest pursuant to Section 2.01(c) and the back-up security interest granted pursuant to Section 2.01(d).

  Section 6.03.    Conditions Applicable to Vertex in Closing.

        The obligations of Vertex to effect the Closing shall be subject to the satisfaction of each of the following conditions, on the Closing Date, any of which may be waived by Vertex in its sole discretion:

          (a)    Accuracy of Representations and Warranties.    The representations and warranties of the Purchaser set forth in the Transaction Documents that are qualified as to materiality shall be true, correct and complete, and those representations and warranties of the Purchaser not so qualified shall be true, correct and complete in all material respects, in each case as of the date hereof and as of the Closing Date.

          (b)    Litigation.    No action, suit, litigation, proceeding or investigation shall have been instituted, be pending or, to the knowledge of the Purchaser, threatened (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit the Purchaser's purchase, acquisition and acceptance or future receipt of any or all of the Purchased Interest.

          (c)    Covenants.    The Purchaser shall have complied in all material respects with its covenants set forth in the Transaction Documents.

          (d)    Purchase Price.    Vertex shall have received payment of the Purchase Price in accordance with Section 2.03.

ARTICLE VII
TERMINATION

  Section 7.01.    Termination Date.

        After the Closing, this Agreement shall terminate on the later of (i) the date on which Purchaser's right to receive Royalties pursuant to the License Agreement shall have terminated; (ii) the 60th day after the date, if any, on which the Purchaser would be required to deliver a Termination Notice pursuant to Section 5.07(a); and (iii) if a New Arrangement is entered into by Vertex, the date on which such New Arrangement expires or is terminated in accordance with its terms.

  Section 7.02.    Effect of Termination.

        In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall become void and of no further force and effect, except for those rights and obligations that have accrued prior to the date of such termination or relate to any period prior thereto, including the payment in accordance with the terms hereof of any Royalty relating to the period commencing on the Royalties Commencement Date and ending on the date of such termination. Notwithstanding the foregoing, Articles VII and VIII and Sections 5.02, 5.04(b), 5.05 (with respect to any Royalty relating to any period prior to the date of such termination), 5.06 (with respect to the period commencing on the Royalties Commencement Date and ending on the date of such termination), 5.07 and 5.08 (to the extent then available pursuant to the License Agreement), shall survive such termination and there shall be no liability on the part of any party hereto, any of its Affiliates or controlling Persons or any of their respective officers, directors, shareholders, members, controlling persons, managers, agents or employees, other than as set forth in this Section 7.02, Section 5.02 and Article VIII, each of which shall survive any termination as set forth in Section 8.01. Nothing contained in this Section 7.02 shall relieve any party from liability for any breach of this Agreement that occurs prior to such termination.

ARTICLE VIII
MISCELLANEOUS

  Section 8.01.    Survival.

        All representations and warranties made herein and in any other Transaction Document or any certificates delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall continue to survive until the date that is three (3) years after the Closing Date; provided, however, that the representations and warranties contained in Sections 3.01, 3.02, 3.04, 3.08, 3.09, 3.10, 3.11, 3.12, 3.13 and 3.14 shall survive until the date that is six (6) months after the termination of this Agreement; provided, further, however, that it is understood and agreed that, notwithstanding the survival provisions of this Section 8.01, all of the representations and warranties made by the parties are made only as of the date of this Agreement and the Closing Date as provided in Articles III and IV and Sections 6.02 and 6.03. The obligations of (i) Vertex to indemnify and hold harmless any Purchaser Indemnified Party under Section 8.05 and (ii) the Purchaser to indemnify and hold harmless any Vertex Indemnified Party under Section 8.05, in each case shall terminate (i) when the applicable representation or warranty terminates pursuant to this Section 8.01, with respect to claims made pursuant to Sections 8.05(a)(i) and 8.05(b)(i), as applicable, (ii) ninety (90) days after the date on which the rights and obligations of Vertex or the Purchaser, as the case may be, under a particular covenant or agreement contained in this Agreement are terminated or expire pursuant to the terms hereof, with respect to claims made under Section 8.05(a)(ii) or 8.05(b)(ii), as the case may be, (iii) 60 days after the expiration of the applicable statute of limitations (or waivers or extensions thereof), with respect to claims made pursuant to Section 8.05(a)(iii), 8.05(a)(iv) and 8.05(b)(iii); provided, however, that, in each case, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which a Purchaser Indemnified Party or a Vertex Indemnified Party shall have, before the expiration of the applicable period, previously notified the indemnifying party pursuant to Section 8.05.

  Section 8.02.    Specific Performance.

        Each of the parties hereto acknowledges that the other party will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the parties agrees that the other party shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement.

  Section 8.03.    Notices.

        All notices, consents, waivers and communications hereunder given by any party to the other shall be in writing, signed by the party giving such notice, and shall be deemed to have been duly given when (i) delivered by hand; (ii) sent by facsimile (with written confirmation of receipt) if sent during regular business hours on a Business Day (and, if not, then on the next succeeding Business Day), provided that a copy is mailed by registered mail, return receipt requested; (iii) received by the addressee, if sent by nationally recognized overnight delivery service (receipt requested); or (iv) sent by e-mail if sent during regular business hours on a Business Day (and, if not, then on the next succeeding Business Day), provided that a copy is mailed by registered mail, return receipt requested (provided, however, that delivery will not be deemed effective unless the addressee provides written confirmation of receipt by facsimile or return e-mail (automatic e-mail responses do not constitute confirmation), in each case, to the applicable addresses, facsimile numbers and/or e-mail addresses set forth below:

        If to the Purchaser to:

      Fosamprenavir Royalty, L.P.
      c/o Richards, Layton & Finger, P.A.
      One Rodney Square
      920 North King Street
      Wilmington, DE 19801
      Attention: William J. Haubert
      Facsimile: (302) 498-7559
      E-mail: haubert@rlf.com

        with a copy (which shall not constitute notice) to:

      Fosam Investors, L.P.
      c/o Cowen Healthcare Royalty Partners, L.P.
      177 Broad Street, Suite 1101
      Stamford, CT 06901
      Attention: Clarke B. Futch
      Facsimile No: (646) 562-1293
      E-mail: clarke.futch@cowen.com

        with a copy (which shall not constitute notice) to:

      Cahill Gordon & Reindel LLP
      80 Pine Street
      New York, New York 10005
      Attention: Christopher T. Cox
      Facsimile No.: (212) 269-5420
      E-mail: ccox@cahill.com

        with a copy (which shall not constitute notice) to:

      U.S. Bank National Association
      One Federal Street, 3rd Floor
      Boston, MA 02110
      Attention: Corporate Trust Services (Fosamprenavir Royalty, L.P.).
      Facsimile No.: (617) 603-6683

        If to Vertex to:

      Vertex Pharmaceuticals Incorporated
      130 Waverly Street
      Cambridge, MA 02139
      Attention: Kerry K. Reinertsen, Ph.D.
                        Vice President, Business and Corporate Development
      Facsimile No.: (617) 444-6632
      E-Mail: kerry_reinertsen@vrtx.com

        with a copy (which shall not constitute notice) to:

      Vertex Pharmaceuticals Incorporated
      130 Waverly Street
      Cambridge, MA 02139
      Attention: Kenneth S. Boger, Esq.
                        Senior Vice President and General Counsel
      Facsimile No.: (617) 444-7117
      E-Mail: ken_boger@vrtx.com

or to such other address or addresses, facsimile number or numbers or e-mail address or addresses as the Purchaser or Vertex may from time to time designate by notice as provided herein, except that notices of such changes shall be effective only upon receipt.

  Section 8.04.    Successors and Assigns.

        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Vertex shall not be entitled to assign any of its obligations and rights under any of the Transaction Documents, the License Agreement, the Pfizer Agreement or the Side Letter without the prior written consent of the Purchaser; provided, however, that Vertex may, without the consent of the Purchaser, assign any of its obligations or rights under the Transaction Documents, the License Agreement, the Pfizer Agreement or the Side Letter to any other Person with which it may merge or consolidate or to which it may sell all or substantially all of its assets or all of its assets related to the Products, provided that the assignee under such assignment agrees to be bound by the terms of the Transaction Documents, the License Agreement, the Pfizer Agreement or the Side Letter, as applicable, and furnish a written agreement to the Purchaser in form and substance reasonably satisfactory to the Purchaser to that effect. The Purchaser may assign any of its obligations and rights hereunder, without restriction and without the consent of Vertex. The Purchaser shall give notice of any such assignment to Vertex after the occurrence thereof. Vertex shall be under no obligation to reaffirm any representations, warranties or covenants made in this Agreement or any of the other Transaction Documents or take any other action in connection with any such assignment by the Purchaser.

  Section 8.05.    Indemnification.

          (a)   Vertex hereby indemnifies and holds each of the Purchaser and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling Persons (each, a "Purchaser Indemnified Party") harmless from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses incurred or suffered by such Purchaser Indemnified Party arising out of: (i) any breach of any representation, warranty or certification made by Vertex in any of the Transaction Documents or certificates given by Vertex in writing pursuant hereto or thereto, (ii) any breach of or default under any covenant or agreement by Vertex pursuant to any Transaction Document or the License Agreement, (iii) any Excluded Liabilities and Obligations, and (iv) any fees, expenses, costs, liabilities or other amounts incurred or owed by Vertex to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement. Any amounts due to any Purchaser Indemnified Party hereunder shall be payable by Vertex to such Purchaser Indemnified Party promptly upon demand.

          (b)   The Purchaser hereby indemnifies and holds each of Vertex and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees and agents (each, a "Vertex Indemnified Party") harmless from and against, and will pay to each Vertex Indemnified Party the amount of, any and all Losses incurred or suffered by such Vertex Indemnified Party arising out of: (i) any breach of any representation, warranty or certification made by the Purchaser in any of the Transaction Documents or certificates given by the Purchaser in writing pursuant hereto or thereto, (ii) any breach of or default under any covenant or agreement by the Purchaser pursuant to any Transaction Document and (iii) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Purchaser to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement. Any amounts due to any Vertex Indemnified Party hereunder shall be payable by the Purchaser to such Vertex Indemnified Party upon demand.

          (c)   If any claim, demand, action, or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to the preceding paragraphs, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided that, the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under the foregoing provisions of this Section 8.05 unless, and only to the extent that, such omission results in the forfeiture of, or have a material adverse effect on the exercise or prosecution of, substantive rights or defenses by the indemnifying party. In case any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, at the indemnifying party's sole cost and expense, to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8.05 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnifying party. It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any claim or pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any continuing material obligation or restrictions on any indemnified party.

          (d)   Except in the case of fraud or intentional breach, following Closing, the indemnification afforded by this Section 8.05 shall be the sole and exclusive remedy for any and all Losses sustained or incurred by a party hereto in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation, warranty or certification made by a party hereto in any of the Transaction Documents or certificates given by a party in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by a party pursuant to any Transaction Document. Notwithstanding anything in this Agreement to the contrary, (i) in the event of any breach or failure in performance of any covenant or agreement contained in any Transaction Document, the non-breaching party shall be entitled to specific performance, injunctive or other equitable relief pursuant to Section 8.02 hereof; and (ii) in no event shall Losses include consequential damages; provided, however, that any indemnified party shall be entitled to recover for profits lost or otherwise not realized following the Royalties Commencement Date with respect to the Purchased Interest solely to the extent that such profits are reasonably foreseeable in connection with the breach, default or violation that is the subject of the indemnification claim. For clarity, neither party shall have any right to terminate this Agreement or any other Transaction Document after the Closing as a result of any breach by the other party hereof or thereof, but instead shall have the rights set forth in this Section 8.05 and Section 8.02.

  Section 8.06.    Independent Nature of Relationship.

          (a)   The relationship between Vertex and the Purchaser is solely that of seller and purchaser, and neither the Purchaser nor Vertex has any fiduciary or other special relationship with the other or any of their respective Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute Vertex and the Purchaser as a partnership, an association, a joint venture or other kind of entity or legal form.

          (b)   No officer or employee of the Purchaser will be located at the premises of Vertex or any of its Affiliates.

          (c)   None of Vertex and/or any of its Affiliates shall at any time obligate the Purchaser, or impose on the Purchaser any obligation, in any manner or with respect to any Person not a party hereto.

  Section 8.07.    Tax.

          (a)   Notwithstanding the accounting treatment thereof, for United States federal, state and local tax purposes, Vertex and the Purchaser shall treat the transactions contemplated by the Transaction Documents as a sale for United States federal, state and local tax purposes.

          (b)   All payments to the Purchaser under this Agreement shall be made without any deduction or withholding for or on account of any tax payable by Vertex, provided that if deduction or withholding of any tax is required from any such payment under this Agreement or from any payment under the License Agreement by reason of Vertex's being a party to the License Agreement, the sum payable shall be increased and paid by Vertex as necessary so that after making all required deductions and withholdings, the Purchaser receives an amount equal to the amount that it would have received had no such deductions or withholdings been made.

          (c)   The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 8.07 on any tax return or in any audit or other administrative or judicial proceeding unless (i) the other party to this Agreement has consented to such actions, or (ii) the party that contemplates taking such an inconsistent position has been advised by nationally recognized tax counsel in writing that there is no "reasonable basis" (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 8.07. If there is an inquiry by any Governmental Authority of Vertex or the Purchaser related to this Section 8.07, the parties shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 8.07.

  Section 8.08.    Entire Agreement.

        This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits, Schedules or other Transaction Documents) has been made or relied upon by either party hereto. Neither this Agreement, nor any provision hereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

  Section 8.09.    Governing Law.

          (a)   This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

          (b)   Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (c)   Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.03. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

  Section 8.10.    Waiver of Jury Trial.

        EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

  Section 8.11.    Severability.

        If one or more provisions of this Agreement are held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall remain in full force and effect be enforceable in accordance with its terms. Any provision of this Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.

  Section 8.12.    Counterparts; Effectiveness.

        This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

  Section 8.13.    Amendments; No Waivers.

          (a)   Neither this Agreement nor any term or provision hereof may be amended, changed or modified except with the written consent of the parties hereto. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party against whom such waiver is sought to be enforced.

          (b)   No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

  Section 8.14.    Interpretation.

          (a)   Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular; (ii) the use of masculine pronouns shall include the feminine and neuter, (iii) the terms "include" and "including" shall be deemed to be followed by the phrase "without limitation"; (iv) the word "or" shall be inclusive and not exclusive; (v) all references to Sections refer to the Sections of this Agreement, all references to Schedule refer to the Schedule attached hereto or delivered with this Agreement, as appropriate, and all references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes; and (vi) each reference to "herein" means a reference to "in this Agreement".

          (b)   The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties hereto acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

          (c)   Unless expressly provided otherwise, the measure of a period of one month or one year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18th is March 18th, and one month following March 31 is May 1.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

VERTEX PHARMACEUTICALS INCORPORATED
By:	/s/ Ian F. Smith
Name: Ian F. Smith
Title: Executive Vice President and Chief Financial Officer

FOSAMPRENAVIR ROYALTY, L.P.
By:	Fosamprenavir Royalty GP, L.L.C., as its general partner
By:	Cowen Healthcare Royalty GP, LLC, as its sole member
By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Authorized Signatory

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  Exhibit 10.2